FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD THIRD QUARTER EARNINGS

Earnings Per Share Increased 17% on 3% Increase in Sales

New York, New York, November 9, 2010: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the third quarter ended September 30, 2010.

Third Quarter 2010 Compared to Third Quarter 2009:
•	Net sales increased 3% to $120.9 million from $117.5 million; at comparable foreign currency exchange rates, net sales rose 13% for the period;
•	European-based operations generated sales of $109.2 million, a 5% increase from $104.0 million;
•	Sales by U.S.-based operations were $11.7 million, down 14% from $13.5 million;
•	Gross margin was 59% compared to 57%;
•	S, G & A expense as a percentage of sales was 45% for both periods;
•	Operating margins increased to 13.7% of net sales from 11.8% of net sales;
•	Operating income rose to $16.6 million, up 19% from $13.9 million;
•	Net income attributable to Inter Parfums, Inc. increased 16% to a record $8.4 million as compared to $7.3 million; and,
•	Basic and diluted earnings per share increased 17% to $0.28 from $0.24.

Net sales for the nine months ended September 30, 2010 increased 17% to a record $348.0 million from last year’s $296.6 million; in constant dollars, nine month net sales rose 23%.  Net income attributable to Inter Parfums, Inc. rose 20% to a record $20.4 million or $0.67 per diluted share from $16.9 million or $0.56 per diluted share in the first nine months of 2009.

Discussing European-based operations Jean Madar, Chairman of the Board and Chief Executive Officer of Inter Parfums noted, “As compared to the first two quarters of this year, third quarter product launches were far more modest.  Our two most significant new market entrants during the third quarter were Marry Me! by Lanvin for women and Midnight in Paris for men by Van Cleef & Arpels.  Our European-based prestige fragrance business has been improving especially in Asia, South America, the Middle East and Eastern Europe where in local currency year-to-date sales rose 27%, 44%, 19% and 62%, respectively, compared to the same period in 2009.  In our largest markets, Western Europe and North America, year-to-date sales in local currency are up 13% and 14%, respectively.”

He continued, “As we reported last month, following the 71% increase in second quarter sales by U.S.-based operations, third quarter inventory shortfalls pushed certain shipments into the fourth quarter.  We were very happy with the reception of bebe Sheer at its launch during the third quarter.  In the final quarter of 2010, Brooks Brothers Madison is now in stores, and the brand’s Black Fleece Red, White, & Blue collection is due out this month.  Also two programs developed for Anthropologie stores, Happ & Stahns and the LeLabo collection have made their debut this month.”

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Inter Parfums, Inc. News Release November 9, 2010	Page 2

Discussing certain factors that impacted profitability, Russell Greenberg, Executive Vice President & CFO, pointed out, “The improvement in gross margin is primarily the result of product mix within our European-based brand assortment.  Through the first nine months of this year, the strength of the U.S dollar relative to the euro benefited our gross margins in much the same way as the use of foreign currency forward exchange contracts did in the same period last year.  In an effort to protect our gross margin from a weakening dollar for the remainder of the year, we entered into foreign currency forward exchange contracts during the third quarter to hedge approximately 90% of our fourth quarter 2010 European-based product sales expected to be invoiced in U.S. dollars.”

Mr. Greenberg also pointed out, “Net cash provided by operating activities totaled $31.3 million in the first nine months of 2010, as compared to $33.6 million for the same period last year.  Total working capital items used less than $1.0 million in cash from operating activities as increases in inventories and accounts receivable were offset by increases in accounts payable and accrued expenses.  In addition, due to favorable collection activity, days receivable outstanding declined to 85 days as of September 30, 2010 from 111 days sales as of September 30, 2009.  Our financial position remains strong.  At September 30, 2010, working capital aggregated $205.0 million and we had a working capital ratio of 2.5 to 1.  Cash, cash equivalents and short-term investments aggregated $111.0 million.”

Affirms 2010 Guidance and Schedules Release of 2011 Guidance
Mr. Greenberg concluded, “Based on the results of the first nine months of the year and delivery schedules for the fourth quarter, we raised our guidance for 2010 last month.  As we reported, assuming the dollar remains at current levels, we remain confident that 2010 will be a record year, with net sales of approximately $455.0 million and net income attributable to Inter Parfums, Inc. of $25.5 million or $0.84 per diluted share.  We plan to issue our 2011 guidance on November 17th; at that time, we will also disclose our current new product launch plans for 2011.”

Quarterly Dividend
The Company’s regular quarterly cash dividend of $0.065 per share will be payable on January 14, 2011 to shareholders of record on December 31, 2010.

Conference Call
Management will conduct a conference call to discuss financial results and business developments at 11:00 am ET on Wednesday, November 10, 2010. Interested parties may participate in the call by dialing 201 689-8354; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section.  Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

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Inter Parfums, Inc. News Release November 9, 2010	Page 3

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc and S.T. Dupont. Inter Parfums, Inc. also owns Lanvin Perfumes and Nickel, a men's skin care company. It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers, bebe, Betsey Johnson and Nine West brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products.  Inter Parfums, Inc.'s products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2009 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	-or-	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release November 9, 2010	Page 4

CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net sales	$120,853	$117,542	$347,991	$296,555

Cost of sales	49,578	50,462	140,271	125,709

Gross margin	71,275	67,080	207,720	170,846

Selling, general and administrative expenses	54,692	53,169	163,630	139,812

Income from operations	16,583	13,911	44,090	31,034

Other expenses (income):
Interest expense	529	482	1,627	2,192
(Gain) loss on foreign currency	(461)	(854)	2,435	(4,796)
Interest income	(382)	(135)	(977)	(745)

	(314)	(507)	3,085	(3,349)

Income before income taxes	16,897	14,418	41,005	34,383

Income taxes	5,488	4,807	13,663	11,763

Net income	11,409	9,611	27,342	22,620

Less: Net income attributable to the noncontrolling interest	2,961	2,349	6,988	5,704

Net income attributable to Inter Parfums, Inc.	$8,448	$7,262	$20,354	$16,916

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.28	$0.24	$0.67	$0.56
Diluted	$0.28	$0.24	$0.67	$0.56

Weighted average number of shares outstanding:
Basic	30,443	30,061	30,332	30,097
Diluted	30,564	30,065	30,441	30,098

Inter Parfums, Inc. News Release November 9, 2010	Page 5

CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

ASSETS
	September 30, 2010	December 31, 2009
	(unaudited)
Current assets:
Cash and cash equivalents	$48,670	$100,467
Short-term investments	61,996	-
Accounts receivable, net	113,816	101,334
Inventories	106,273	85,428
Receivables, other	1,411	3,229
Other current assets	8,003	8,090
Income tax receivable	45	-
Deferred tax assets	5,651	4,088
Total current assets	345,865	302,636
Equipment and leasehold improvements, net	9,545	9,191
Goodwill	3,729	3,927
Trademarks, licenses and other intangible assets, net	94,272	101,799
Other assets	1,457	1,535
Total assets	$454,868	$419,088

LIABILITIES AND EQUITY
Current liabilities:
Loans payable – banks	$6,548	$5,021
Current portion of long-term debt	11,273	11,732
Accounts payable - trade	57,987	48,138
Accrued expenses	56,932	37,440
Income taxes payable	6,236	1,646
Dividends payable	1,979	996
Total current liabilities	140,955	104,973
Long-term debt, less current portion	8,174	17,862
Deferred tax liability	7,337	8,840
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 30,445,881and 30,171,952 shares at September 30, 2010 and December 31, 2009, respectively	30	30
Additional paid-in capital	48,674	45,126
Retained earnings	201,121	186,611
Accumulated other comprehensive income	18,306	30,000
Treasury stock, at cost, 10,009,492 and 10,056,966 common shares at September 30, 2010 and December 31, 2009, respectively	(34,151)	(33,043)
Total Inter Parfums, Inc. shareholders’ equity	233,980	228,724
Noncontrolling interest	64,422	58,689
Total equity	298,402	287,413
Total liabilities and equity	$454,868	$419,088